Exhibit 99.1

NEWS RELEASE

127 Industry Boulevard • N. Huntingdon, PA 15642 • (724) 863.9663

FOR IMMEDIATE RELEASE

ExOne Secures $15 Million Credit Facility to Support Growth

•	Indirectly financed by Chairman and CEO S. Kent Rockwell

•	Revolving credit facility expandable to $30 million

•	Will facilitate leasing to customers of 3D printing machines and fund future working capital and other general corporate needs

NORTH HUNTINGDON, PA, October 26, 2015 – The ExOne Company (NASDAQ: XONE) (“ExOne” or “the Company”), a global provider of three-dimensional (“3D”) printing machines and 3D printed and other products to industrial customers, announced today that it has entered into a five-year revolving credit agreement with RHI Investments, LLC, which is controlled by ExOne’s Chairman and Chief Executive Officer, S. Kent Rockwell.

The agreement provides for a $15 million revolving credit facility with the opportunity, subject to certain conditions, to increase the facility by an additional $15 million. Loans drawn against the facility will bear interest at LIBOR plus 7.0%. ExOne can borrow, repay and re-borrow at any time before the expiration date. The facility, which can be terminated by the Company at any time without penalty, requires that ExOne pay a commitment fee of 1.0% per annum on the undrawn portion of the available commitment. ExOne’s obligations under the credit facility are guaranteed by certain of its subsidiaries and are secured by a first priority lien on the accounts receivable, inventories and machinery and equipment of The ExOne Company, ExOne Americas LLC and ExOne GmbH.

The credit agreement permits ExOne to use loan proceeds for providing lease financing to customers of its 3D printing machines, which will increase its global installed base beyond the current 200+ machines in service, and for working capital and general corporate purposes.

“I remain confident in ExOne and its binder jetting technology which applies to 3D printing for metal products used in industrial markets. We are responding to increasing opportunities for both machine sales and 3D printed products for customers as we have expanded our platforms and applications. A key benefit of this credit facility is to help ExOne grow its installed machine base through additional machine leasing and to further enhance our working capital position as we transition our emerging business to a profitable, cash generating company,” said Mr. Rockwell.

Mr. Rockwell beneficially owns approximately 3.2 million shares of ExOne common stock, representing about 22% of shares outstanding. The credit facility was pre-approved by ExOne’s Audit Committee and all of the independent members of its Board of Directors.

About ExOne

ExOne is a global provider of 3D printing machines and 3D printed and other products, materials and services to industrial customers. ExOne’s business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its

- MORE -

ExOne Secures $15 Million Credit Facility to Support Growth

October 26, 2015

in-house 3D printing machines. ExOne offers pre-production collaboration and print products for customers through its nine PSCs, which are located in the United States, Germany, Italy, Sweden and Japan. ExOne builds 3D printing machines at its facilities in the United States and Germany. ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support, necessary for purchasers of its machines to print products.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically,” “anticipates,” “believes,” “appears,” “could,” “plan,” and other similar words. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, which include our ability to qualify more materials in which we can print; the availability of skilled personnel; the impact of increased operating expenses and expenses relating to proposed acquisitions, investments and alliances; our strategy, including the expansion and growth of our operations; the impact of loss of key management; our plans regarding increased international operations in additional international locations; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; expectations regarding demand for our industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; demand for aerospace, automotive, heavy equipment, energy/oil/gas and other industrial products; the scope, nature or impact of acquisitions, alliances and strategic investments and our ability to integrate acquisitions and strategic investments; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations including the related challenges of conducting business in international locations such as Russia; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the effect of litigation and contingencies; the impact of disruption of our manufacturing facilities or PSCs; the adequacy of our protection of our intellectual property; material weaknesses in our internal control over financial reporting and other factors disclosed in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Because they are forward-looking, these statements should be evaluated in light of important risk factors and uncertainties.

Should one or more of these risks or uncertainties materialize, or should any of ExOne’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. The Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information, contact:

Brian W. Smith	Deborah K. Pawlowski / Karen L. Howard
ExOne, Chief Financial Officer	Kei Advisors LLC
(724) 765-1350	(716) 843-3908 / (716) 843-3942
brian.smith@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

-###-